Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into this 18th day of May by and between RLJ Entertainment, Inc. (the “Company”) and Muhammad Nazir Khan Ibney Rostom (“Employee”) (each, a “Party,” and collectively, the “Parties”).

Recital:

The Company desires to hire Employee as an employee of the Company, and Employee desires to be hired as an employee, on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Section 1.Term.  The Company will employ Employee, and Employee will serve the Company, as an employee under the terms of this Agreement, for a term of three (3) years, commencing on May 18, 2016 (the “Initial Term”).  Following the Initial Term in the absence of a new separate written agreement, Employee shall be deemed to be an employee “at will”.  Notwithstanding the foregoing, Employee’s employment hereunder may be terminated at any time as provided in Section 4 hereof.  The term of this Agreement, as in effect from time to time in accordance with the foregoing, including but not limited to any period of “at will” employment following the Initial Term, if any, shall be referred to herein as the “Term.”  The period of time between the commencement and the termination of Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

Section 2.Employment.

(a)Position and Reporting.  The Company hereby employs Employee as the Chief Financial Officer of the Company, for the Employment Period on the terms and conditions set forth in this Agreement.  Employee represents and warrants that (i) Employee’s employment with the Company does not and will not breach any agreements with or duties to any former employer or any other third party; (ii) Employee has no obligations inconsistent with the terms of this Agreement or with Employee’s undertaking a relationship with the Company, and the Employee will not enter into any agreement in conflict with this Agreement; and (iii) there is no contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between Employee and any other person or entity.

(b)Authority and Duties.  Employee shall exercise such authority, perform such financial duties and functions and discharge such responsibilities as are reasonably associated with Employee’s position, commensurate with the authority vested in Employee’s position, pursuant to this Agreement and consistent with the direction provided by the Chief Executive Officer (“CEO”).  Employee shall report directly to CEO of the Company (or a designee selected by the CEO).  During the Employment Period, Employee shall devote Employee’s full business time, skill and efforts to the business of the Company; provided that, Employee shall have the right to pursue other economic endeavors during the Term, so long as (i) such economic pursuits do not compete, directly or indirectly, with Company in the same or similar activities performed by or for Company; and (ii) the performance of such pursuits do not materially interfere with Employee’s commitment to dedicate Employee’s full business time, skill and efforts to the business of the Company .  If Company determines in its sole discretion that Employee’s outside work materially interferes with performance or the ability to meet the requirements of Company, as such requirements are modified from time to time, Employee may be asked to terminate the outside employment if he wishes to remain with Company, or be terminated for Cause.

Section 3.Compensation and Benefits.

(a)Base Salary.  During the Employment Period, the Company shall pay to Employee, as compensation for the performance of Employee’s duties and obligations under this Agreement, a base salary at the rate of $275,000 per annum, payable in arrears not less frequently than twice monthly in accordance with the normal payroll practices of the Company (“Base Salary”).  Such Base Salary shall be subject to review each year in the discretion of the CEO.

(b)Bonuses.  During the Employment Period, Employee shall have the opportunity to earn incentive compensation in accordance with the Company’s incentive programs which may be established from time to time by the Compensation Committee for senior employees of the Company.  The payment of any incentive compensation under any such program shall be payable at the Company’s sole discretion and contingent upon the achievement of certain corporate and/or individual performance goals established by the Compensation Committee in its discretion.  The CEO may recommend to the Compensation Committee an appropriate “Annual Bonus” structure amount for all employees, with respect to each year of financial performance.  Notwithstanding the forgoing, the Company will seek approval from the Company’s Board of Directors for the following cash bonus target and equity incentive; provided that Employee acknowledges that such cash bonus target and equity incentive are at the discretion of the Company’s Board of Directors and subject to its approval:

(i)Cash bonus target: An annual lump sum payment in the amount of up to twenty-five percent (25%) of Employee’s average annual base salary of the immediately preceding year;

(ii)Equity incentive: For the year 2016, 100,000 shares of stock which will vest per the terms of the stock plan as approved by the Company’s Board of Directors.  Company’s management shall request that Employee’s stock plan will include an acceleration of vesting in the event of a Change of Control (as defined below) so that granted shares shall become immediately vested as of the date of the Change of Control, as such provisions are found in previous plans for current employees; notwithstanding the foregoing, Employee understands, acknowledges and agrees that Employee shall waive, forfeit and disclaim any right to an acceleration of vesting in the event of a Change in Control if such Change in Control occurs during the first twelve (12) months of the Initial Term.

(c)Other Benefits.  During the Employment Period, Employee shall be entitled to participate in all of the employee benefit plans, programs and arrangements in effect during the Employment Period that are generally available to senior employees of the Company, subject to and on a basis similar to the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Employee shall be entitled to fringe benefits and perquisites comparable to those of other senior employees of the Company.  Employee shall be entitled to four (4) weeks’ vacation per year, subject to the accrual rate, accrual carry-over limitations and other provisions set forth in the employee handbook as amended from time to time (the “Employee Handbook”) and which Employee hereby acknowledges Employee is bound by.

(d)Business Expenses.  During the Employment Period, the Company shall reimburse Employee for all documented reasonable business expenses actually incurred by Employee in the performance of Employee’s duties under this Agreement, in accordance with the Company’s policies as set forth in the Employee Handbook.  All expenses for a single activity or event in excess of Five Thousand Dollars ($5,000.00) shall require the advance written approval of the CEO.  Employee shall comply with all budget limitations, approval and reporting requirements as the Company may establish from time to time.

Section 4.Termination of Employment.

(a)Termination for Cause.  The Company may, in its discretion, terminate Employee’s employment hereunder, with Cause, without prior notice.  For purposes of this Agreement, the term “Cause” shall mean any one or more of the following:

(i)	Dishonesty, theft, misrepresentation, deceit, or fraud in connection with Employee’s performance of Employee’s duties or functions hereunder;
(ii)

Dishonesty, theft, misrepresentation, deceit, or fraud, other than in connection with Employee’s performance of Employee’s duties or functions hereunder, provided such actions cause harm, or potential harm, to the Company, including harm to the reputation or functioning of the Company, or to Employee’s ability to fully perform all duties or functions hereunder;

(iii)

Employee’s negligence, incompetence or insubordination, as determined in the good faith, reasonable discretion of the Company, to perform the duties and functions reasonably assigned to Employee by the Company, or to comply in all material respects with the terms of this Agreement,  provided however, that if the failure is such as may, in the reasonable opinion of the Company, be of the nature that the Employee was unaware of Employee’s failure to perform, or comply with the terms of this Agreement, the Company shall give notice of such failure, and the Employee shall have up to fifteen (15) calendar days to remedy the deficiency to the Company’s reasonable satisfaction.

(iv)	at any time prior to or after the execution of this Agreement, Employee’s conviction for, or plea of nolo contendere to, a charge or commission of a felony;
(v)	the Employee’s breach of any material provision of the Employee Handbook, including, without limitation, the prohibition of sexual harassment, workplace violence or harassment or drug use; or
(vi)

any breach by Employee of the provisions of Sections 6-9 hereof; provided however, that if the breach is such as may, in the reasonable opinion of the Company, be of the nature that the Employee was unaware of Employee’s breach; Employee shall have thirty (30) days following written notice from the Company to Employee to fully cure the same.

(b)Termination Upon Death or Permanent and Total Disability.  Employee’s employment shall be terminated immediately and automatically upon the death of Employee.  Employee’s employment may be terminated, at the option of the Company, if Employee shall be rendered incapable of performing the normal duties and functions of Employee’s employment, as determined in the discretion of the Company, by reason of a Disability (as defined herein).  For purposes of this Agreement, “Disability” shall mean any mental or physical condition either: (i) defined to be a “disability” for purposes of eligibility to receive long term disability benefits under the Company’s long term disability insurance policy or contract as may be in effect from time to time for the benefit of employees of the Company, or (ii) that impairs the ability of the Employee to perform the normal duties and functions of Employee’s employment and which can be expected to last, or which has lasted, for a period of six (6) or more consecutive months from the first date of first onset.  If the Employment Period is terminated by reason of the Disability of Employee, the Company shall give thirty (30) days’ advance written notice to that effect to Employee.

(c)Termination without Cause.  The Company may terminate Employee’s employment without Cause, at any time, on thirty (30) days’ written notice.

(d)Termination by Employee.  Employee may terminate the Employee’s employment for any reason, at any time, upon thirty (30) days’ written notice to the Company.

(e)Termination by Employee for Good Reason.  “Good Reason” shall mean either (1) a material change in the geographic location at which the Employee must perform services of more than forty-five (45) miles from the Employee’s then present location of employment; or (2) the change in Employee’s reporting relationship from anyone other than the CEO or the Board of Directors; provided, however, that for the Employee to be able to terminate his employment with the Company on account of Good Reason he must provide notice of the occurrence of the event constituting Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company must have a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the event constituting Good Reason within such thirty (30) day period, the Employee’s date of termination shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier date of termination.

(f)Termination by Change in Control.  “Change in Control” shall mean: (i) acquisition by a person or group unrelated to the Company of more than fifty percent (50%) of the stock or voting power of the Company; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company; or (iv) individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

Section 5.Consequences of Termination.

(a)Termination without Cause.  In the event of termination of Employee’s employment hereunder by the Company without Cause (other than upon death or Disability, relating to Change of Control, or relating to Good Reason), whether during the Initial Term or thereafter, provided, Employee shall execute a general release in favor of the Company in the form attached hereto as Exhibit A, Employee shall be entitled to the following exit pay and benefits:

(i)Exit Pay - For a period of six (6) months following termination of employment (the “Severance Period”), Employee shall continue to receive payment of Employee’s Base Salary as in effect immediately prior to such termination (paid in the same manner as Employee’s Base Salary and subject to the same withholding).  Employee will also receive a pro-rata (# of days worked prior to termination/365) Annual Bonus based on the Company’s performance for the year (if applicable) in which termination occurs per the terms of Section 3(b) above.  Such Annual Bonus will be paid in the normal cycle of bonus payments for the Company but not to exceed March 31st of the year following termination.

(ii)Benefits Continuation - Employee shall continue all benefits through the date of termination (including any Severance Period), and not thereafter, except that Employee will be entitled to elect continued medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(b)Involuntary Termination Relating to a Change in Control or Voluntary Termination by Employee for Good Reason.  If, within the first twelve (12) months of the Initial Term only, (1) within one hundred twenty (120) days following a Change of Control, the Employee’s employment is terminated involuntarily by the Company other than for Cause, death or Disability or (2) the Employee’s employment is terminated voluntarily by the Employee pursuant to a Good Reason; and in either case, provided that, Employee shall execute a general release in favor of the Company in the form attached hereto as Exhibit A, Employee shall be entitled to the following exit pay and benefits:

(i)Exit Pay - For a period of twelve (12) months following termination of employment (the “Change of Control or Good Reason Severance Period”), Employee shall continue to receive payment of Employee’s Base Salary as in effect immediately prior to such termination (paid in the same manner as Employee’s Base Salary and subject to the same withholding).  Employee will also receive a pro-rata (# of days worked prior to termination/365) Annual Bonus based on the Company’s performance for the year (if applicable) in which termination occurs per the terms of Section 3(b) above.  Such Annual Bonus will be paid in the normal cycle of bonus payments for the Company but not to exceed March 31st of the year following termination.

(ii)Benefits Continuation - Employee shall continue all benefits through the date of termination (including any Change of Control or Good Reason Severance Period), and not thereafter, except that Employee will be entitled to elect continued medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c)Other Terminations.  In the event of termination of Employee’s employment hereunder for any reason other than those specified in Section 5(a) and (b) hereof, including but not limited to Employee’s voluntary termination for any reason other than Good Reason, or termination for Cause, Employee shall not be entitled to any exit pay, severance pay, Annual Bonus, or other benefits provided hereunder (including but not limited to the terms and conditions of the Signing Bonus and the Additional Bonus payback provision as outlined in Section 3(b) above), and shall be entitled to receive only a pro-rata (# of days worked prior to termination/365) of Employee’s Base Salary for the year in which termination occurs, except as otherwise set forth herein or as may otherwise be required by applicable law.

Section 6.Confidentiality.

(a)Generally.  All Confidential and Proprietary Information, as defined herein, shall be and remain the sole and exclusive property of the Company, without regard to any involvement Employee may have (or have had) in the conception, development, creation, and/or modification of same.  Employee agrees that Employee will not at any time during the Term hereof or at any time thereafter (regardless of the reason for termination), in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any Person, in any manner whatsoever, any Confidential Information and Proprietary Information.  For purposes of this Agreement, a “Person” means any legal person, including, without limitation, any natural person, corporation, partnership, joint venture, association, limited liability company, joint-stock company, business trust, unincorporated organization, governmental entity or any other entity of every nature, kind and description whatsoever.

(b)“Confidential and Proprietary Information” Defined.  “Confidential and Proprietary Information” means any and all information or material: (i) disclosed or communicated by the Company to the Employee; (ii) developed, learned, or otherwise acquired by Employee and relating, directly or indirectly, to Employee’s employment with the Company; (iii) entrusted to the Company by third parties; and/or (iv) disclosed or communicated to the Employee during Employee’s employment with the Company by any third party that owes a duty of confidentiality with respect to the information and/or material so disclosed or communicated.  Confidential and Proprietary Information includes, but is not limited to, inventions, confidential information, trade secrets, copyrighted works (registered, unregistered, and/or common law), product ideas, techniques, processes, formulas, computer software source and/or object code and documentation, algorithms, system design, architecture, logic, structure, software, mask works, data and/or any other information of any type relating to research, development, marketing, forecasts, sales, profit margins, costs, pricing, non-public financial or accounting information, lists of actual or potential clients suppliers or partners, and/or personnel data, including without limitation, the salaries, duties, qualifications, performance levels, and terms of compensation of other Company employees, without regard in any event to whether such information or material is or is not marked as “proprietary” and/or “confidential.”  Confidential and Proprietary Information may (but need not) be contained in material such as drawings, samples, procedures, specifications, reports, studies, analyses, client or supplier lists, budgets, cost or price lists, compilations and/or computer programs, or may be in the nature of unwritten knowledge or know-how, without regard to whether such knowledge or know-how is protected by the law of trade secrets.

(c)Exclusions.  The provisions of this Section 6 shall not apply to: (i) information already known to Employee or that is public knowledge or available to the public other than as a result of disclosure by Employee in breach of this Section 6; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by Employee from a third party who, based upon inquiry by Employee, is not bound by a confidential relationship to the Company or any of its Affiliates (as defined herein); or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Employee.  For purposes of this Agreement, an “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to have control when such Person possesses the power, directly or indirectly, or has the power to direct or to cause the direction of, the management and policies of a Person through the ownership of voting securities, by contract or otherwise.

Section 7.Ownership of Company Documents.  All Company Documents (as defined herein) shall be and remain the sole and exclusive property of the Company without regard to any involvement Employee may have (or have had) in the conception, development, creation, and/or modification of such Company Documents.  All Company Documents, materials, and property in Employee’s possession or under Employee’s control shall be destroyed or returned to the Company as and when requested, excepting only Employee’s personal copies of records relating to Employee’s compensation (“Personal Documents”).  Even if the Company does not so request, Employee shall return all Company Documents, materials, and property immediately upon the termination of employment without regard to the reason for the termination, and, except for Employee’s Personal Documents, will not take with Employee’s or give to any third party any Company Documents, materials, or property or any reproduction thereof upon said termination of employment.  “Company Documents” means documents or other media including without limitation digital information, that contain or relate to Confidential and Proprietary Information

(as defined herein) or any other information concerning the business, operations, or plans of the Company, whether such documents have been prepared by Employee or by others.  Company Documents include, but are not limited to, papers, drawings, photographs, charts, graphs, notebooks, client lists, sound recordings and other printed, typewritten or handwritten documents.

Section 8.Inventions; Copyrights; Further Assurances.

(a)Inventions.  Employee hereby transfers, assigns, and conveys to Company any and all rights Employee presently has or may acquire in any and all Inventions (as defined herein) conceived, made, developed, or first reduced to practice or learned by Employee’s and/or others during the term of Employee’s employment with the Company.  This assignment shall include: (i) the right to file and prosecute patent applications on such Inventions in any and all countries, (ii) the patent applications filed and patents issuing thereon, and (iii) the right to obtain copyright, trademark or trade name protection for any related work product.  Employee shall promptly and fully disclose all such Inventions to the Company conceived, made, developed, or first reduced to practice or learned, either alone or jointly with others, during the term of Employee’s employment with the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon) in any and all countries (at the Company’s sole cost and expense); provided, however, that said Inventions will be the sole property of the Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be, and which relate, directly or indirectly, to Employee’s work for the Company.  Such disclosure shall be made promptly after each Invention is conceived, made, developed, or first reduced to practice or learned, whichever is earliest in time.  “Invention(s)” means any and all discoveries, developments, concepts, designs, ideas, improvements, inventions and/or works of authorship (including, but not limited to interim work product, modifications, and derivative works), whether or not patentable, copyrightable, or otherwise legally protectable.  This includes, but is not limited to, any new product, method, procedure, process, formulation, algorithm, computer program, software, technique, use, equipment, device, apparatus, system, compound, composition of matter, design or configuration of any kind, and/or any improvement(s) thereon.

(b)Copyrights.  Employee agrees to promptly and fully disclose to the Company any and all copyrighted (registered, unregistered, or common law) and potentially copyrightable subject matter that Employee conceives, creates, develops, or modifies during the term of Employee’s employment by the Company and which relates, directly or indirectly, to Employee’s work as an employee, including without limitation, all computer programs, documentation, technical descriptions for products, user’s guides, and/or illustrations, including any contributions to such subject matter (“Copyright Product”).  All Confidential and Proprietary Information which is Copyright Product shall be considered “work made for hire” under the copyright laws of the United States, and the copyright for any and all Copyright Product shall automatically be and remain the sole and exclusive property of the Company.  Furthermore, Employee hereby transfers and assigns to the Company any and all rights Employee presently possesses or may acquire in any and all Copyright Product which, for any reason, does not qualify as “work made for hire”.  If any Copyright Product embodies or reflects any of preexisting rights, Employee hereby grants to the Company an irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing.

(c)Further Assurances.  During and at any time after employment by the Company and upon Company request, Employee will execute all papers in a timely manner and do all reasonable acts necessary or desired to apply for, secure, maintain and/or enforce patents, copyrights, trademarks and any other legal rights in the United States and any foreign countries in any and all inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets owned by and/or assigned to Company under this Agreement or otherwise.  Employee will execute all papers and do any and all reasonable acts necessary or desired to assign and transfer to Company, or any Person to whom Company is obligated to assign its rights, Employee’s entire right, title, and interest in and to any and all inventions, Confidential and Proprietary Information and Copyright Product and other intangible assets.  In the event that Company is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or desired for any of the foregoing purposes (including, but not limited to, renewals, extensions, re-registrations, continuations, divisions or continuations in part), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and in Employee’s stead, but only for the purpose of executing and filing any such document(s) and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.

Section 9.Non-Solicitation of Employees.  Employee agrees that Employee shall not during the Employment Period and for a period of twelve (12) months following the end of the Employment Period, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever: (i) hire, solicit for hire, employ, retain, or enter into any employment, agency, consulting or other similar agreement or arrangement with, any Person who, within the twenty-four (24) month period prior to the termination of Employee’s employment by the Company, was an employee the Company or a Company Affiliate, (ii)  induce or attempt to induce such Person to terminate Employee’s employment with the Company or any Company Affiliate.

Section 10.Breach of Restrictive Covenants; Specific Enforcement.  The restrictions contained in Sections 6 through 9 hereof, inclusive, are necessary for the protection of the business and goodwill of the Company and its Affiliates and are considered by the Employee to be reasonable for such purposes.  It is acknowledged that it may be impossible to determine the monetary damages incurred by Employee’s violation of this Agreement and that any violation of this Agreement will cause irreparable, immediate and substantial injury to the Company.  Accordingly, Employee agrees that Company will be entitled, in addition to all other rights and remedies which may be available, to an injunction enjoining and restraining Employee and any other involved party from committing a violation of this Agreement and Employee agrees to the issuance and entry of such injunction.  In addition, Company will be entitled to such damages as it can demonstrate it has sustained by reason of the violation of this Agreement by Employee and/or others.

Section 11.Compliance With Code Section 409A.  All payments pursuant to this Agreement shall be subject to the provisions of this Section 11.  Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of  section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or shall comply with the requirements of such provision; provided however that notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Code Section 409A.

(a)Payments to Specified Employees.  To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon a “separation from service” pursuant to Code Section 409A (“Separation from Service”), then, if on the date of the Employee’s Separation from Service, the Employee is a Specified Employee, then to the extent required for Employee not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Employee earlier than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of Employee’s death.  Should this Section 11 result in a delay of payments or benefits to Employee, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 11, shall be paid in lump-sum on the 409A Payment Date.  For purposes of this Section 11, the terms “Specified Employee” and “Separation from Service” shall have the meaning set forth in Code Section 409A as determined in accordance with the methodology established by the Company.  For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Employee to less than twenty (20%) of the average level of services performed by the Employee during the immediately preceding 12-month period (or period of service if less than 12 months).

(b)Reimbursements.  For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred.  To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following:  (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Employee and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Employee.  Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

(c)Release.  The requirements for a release in Section 5(a)(i) shall be construed in accordance with this Section 11 and Code Section 409A, and the Employee shall not have the ability to determine the timing of any 409A Payments by virtue of the time the Employee executes and delivers the release.

(d)No Acceleration; Separate Payments; Termination of Employment.  No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A.  If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.  Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.

(e)Cooperation.  If the Company or Employee determines that any provision of this Agreement is or might be inconsistent with the requirements of Code Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A without changing the basic economic terms of this Agreement.  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Employee or any other individual to the Company.  This Section 11 is not intended to impose any restrictions on payments or benefits to Employee other than those otherwise set forth in this Agreement or required for Employee not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly.

Section 12.Restricted Stock Award Program.  In consideration of Employee’s employment and Employee’s execution of this Agreement, Employee shall be eligible to participate in Company’s Restricted Stock Award Program, to the extent such program is approved and implemented by the Compensation Committee subject to the terms and conditions of such program, as yet to be determined.   Employee’s participation in Company’s Restricted Stock Award Program shall be consistent with other employees relative to Employee’s employment level.

Section 13.Use of Proprietary Information.  Employee will not use in the performance of Employee’s duties any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to Company.  Company understands that situations may arise in the future that may require Company to discuss with Employee’s future employers the existence of this Agreement and Employee hereby expressly grants Company permission to do so.

Section 14.Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

Muhammad Nazir Khan Ibney Rostom

7900 Idylwood Road

Dunn Loring, VA 22027

If to the Company:

RLJ Entertainment, Inc.

8515 Georgia Avenue, Suite 650

Silver Spring, Maryland  20910

Attention:  Miguel Penella

and

RLJ Entertainment, Inc.

6320 Canoga Avenue, 8th Floor

Woodland Hills, California 91367

Attention:  Jess De Leo, Esq.

or to such other address as a party hereto shall designate to the other party by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.  Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three (3) days from date of deposit in the United States mails, unless sooner received.

Section 15.Waiver of Breach.  Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Employee or of the Company.

Section 16.Assignment.  Employee may not assign Employee’s rights or delegate Employee’s duties under this Agreement; provided, however, that this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Employee to the extent of any payments due to Employee hereunder.  Notwithstanding anything to the contrary contained herein, the Company shall be free to assign its rights and delegate its duties under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  As used in this Agreement, the term

“Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

Section 17.Withholding of Taxes.  All payments required to be made by the Company to Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

Section 18.Severability.  To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

Section 19.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 20.Governing Law.  This Agreement has been entered into within the State of California and shall be deemed performed therein.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles.  The Company and Employee hereby agree that any suit, action or proceeding arising out of or based upon any claim under this Agreement shall be instituted against Employee in state or federal court in California, and Employee and Company waive any objection they may have to the laying of venue of such suit, action or proceeding therein.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 21.Amendments.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and an officer of the Company.  No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth expressly in this Agreement.

Section 22.No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 23.Press Releases and Non-Disparagement.  Employee shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company.  The Company may use Employee’s name, photograph, likeness, voice, other personal attribute, and biographical and other information in any media during Employee’s employment for any business purpose.  In consideration of the compensation and benefits to be paid or provided to Employee by the Company, Employee agrees that Employee will not, during or after the term of Employee’s employment hereunder, make any statement or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to the Company or any Company Affiliates or any of their direct or indirect subsidiaries, or any of their stockholders, directors, officers, executives, agents or representatives.

Section 24.Headings; Explanatory Note.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  The explanatory appearing at the beginning of this Agreement are not mere recitals but are an integral part of the agreement embodied hereby.

Section 25.Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, the Parties agree that in the event that a Party is successful in whole or in part in any legal action against the other Party under this Agreement (including, without limitation, an action to enforce the restrictions contained in Sections 6 through 9 hereof, inclusive), the prevailing Party will be entitled to recover all costs associated with such action, including reasonable attorneys’ fees, from the other Party.

Section 26.Construction.

(a)Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.  The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns.

(b)This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 27.Entire Agreement.  This Agreement constitutes the entire agreement by the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Employee and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by Employee and the Company.

Section 28.Survival.  The obligations of Sections 5 through 10, 14, 20, 23, 25, 27 inclusive, and this Section 28 shall survive any termination or expiration of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

RLJ ENTERTAINMENT, INC.

By:	/s/Miguel Penella
Miguel Penella, Chief Executive Officer

EMPLOYEE:

/s/ Muhammad Nazir Khan Ibney Rostom
Muhammad Nazir Khan Ibney Rostom

[Signature Page to Employment Agreement

between RLJ Entertainment, Inc. and Muhammad Nazir Khan Ibney Rostom]

Exhibit A

FORM OF WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this _____ day of __________, by and between Muhammad Nazir Khan Ibney Rostom (“Employee”) and RLJ Entertainment, Inc. (the “Company”).

Recitals:

WHEREAS, Employee is currently employed by the Company in the role of Chief Financial Officer, pursuant to that certain Employment Agreement, dated May 18, 2016 (the “Employment Agreement”);

WHEREAS, [____________________________________________________].

WHEREAS, [____________________________________________________].

WHEREAS, Employee acknowledges that, but for Employee’s agreement to execute this Waiver and Release Agreement, Employee would not be eligible for the severance benefits set forth in the Employment Agreement;

NOW THEREFORE, the parties hereby agree as follows:

Agreement

1.Separation of Employment.  Employee’s last day of employment with the Company shall be ________________________, 20___ (the “Termination Date”).  On and after the Termination Date, Employee shall no longer be employed by the Company in any capacity, nor shall Employee serve the Company as an officer and the Employment Agreement shall terminate and be of no further force or effect.

2.Severance Benefits.  In consideration for the promises set forth in this Agreement, the Company agrees that, following the Company’s receipt of a duly executed original of this Agreement, the Company shall continue to pay Employee’s base salary, minus all applicable federal, state and local taxes, in accordance with the Company’s regular payroll practices, through ________________________, 20___,  and Employee shall be entitled to receive such bonus payment and benefits continuation coverage, if any, expressly provided in the Employment Agreement.

3.Warranty. Employee acknowledges that, other than the Severance Benefits set forth in Section 2, above, Employee has received all wages, accrued but unused vacation pay, equity interests and other benefits due Employee as a result of Employee’s employment with and termination from the Company.

4.Release of Known and Unknown Claims By Employee. In exchange for the Severance Benefits set forth in Section 2 above, and in consideration of the further agreements

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and promises set forth herein, Employee agrees unconditionally and forever to release and discharge the Company, including, without limitation, the Company’s current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as all of their predecessors, parents, subsidiaries, affiliates, successors in interest and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Employee’s employment with, or termination from the Company on or before the date Employee signs this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; wrongful termination; retaliation; wrongful demotion; discrimination or harassment on any basis protected by federal, state or local law including, but not limited to race, color, sex, gender identity, national origin, ancestry, religion, disability, handicap, medical condition, marital status, and sexual orientation; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, or Section 1981 of Title 42 of the United States Code; violation of any safety and health laws, statutes or regulations; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.

The parties intend this release by Employee to be a full and comprehensive general release waiving and releasing all claims, demands, and causes of action, known or unknown, to the fullest extent permitted by law.  Nothing in this Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released.

5.Additional Representations and Warranties By Employee.  Employee represents that Employee has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Employee signs this Agreement.  Employee further represents that Employee will not in the future file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement.  Nothing in this Agreement shall be construed as prohibiting Employee from making a future claim with the Equal Employment Opportunity Commission or any similar state agency; provided, however, that should Employee pursue such an administrative action against the Releasees, or any of them, to the maximum extent allowed by law, Employee agrees and acknowledges that Employee will not seek, nor shall Employee be entitled to recover, any monetary damages from any such proceeding.

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6.Knowing and Voluntary. Employee represents and agrees that, prior to signing this Agreement, Employee has had the opportunity to discuss the terms of this Agreement with legal counsel of Employee’s choosing.  Employee further represents and agrees that Employee is entering into this Agreement knowingly and voluntarily.  Employee affirms that no promise was made to cause Employee to enter into this Agreement, other than what is promised in this Agreement.  Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Employee’s agreement.

7.No Admission of Liability. By entering into this Agreement, neither the Company nor Employee suggests or admits to any liability to one another or that they violated any law or any duty or obligation to one another.

8.Confidentiality.  Employee represents, warrants and agrees that neither Employee nor any of Employee’s agents or representatives has already disclosed or publicized, nor will at any time in the future disclose or publicize or cause or permit to be disclosed or publicized, the existence of this Agreement, any of the terms of this Agreement, or the facts underlying this Agreement, to any person, corporation, association or governmental agency or other entity except: (a) to the extent necessary to report income to appropriate taxing authorities; (b) to members of Employee’s immediate family; (c) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (d) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated by Employee to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to Employee’s response to the order, inquiry or subpoena.  Employee further represents, warrants and agrees that Employee has to date maintained and will continue to maintain all non-public information regarding the Releasees, or any of them, as strictly confidential and has not disclosed and shall not disclose such information to any person or entity or cause such information to be disclosed to any person or entity, either directly or indirectly, specifically or generally.

9.Cooperation. Employee agrees to consult with the Company regarding on-going matters that commenced during Employee’s employment with the Company and to cooperate with the Company in connection with disputes between the Company and third parties (including, but not limited to, current or former employees) when requested by the Company.  This cooperation may include, but is not limited to, conferring with and assisting the Company in preparatory work in litigation matters, providing factual information to the Company, and giving depositions and testimony in judicial and administrative proceedings.  Employee agrees that Employee will not be paid by the Company for Employee’s cooperation, except that the Company will reimburse Employee for Employee’s reasonable out-of-pocket expenses incurred in connection therewith, provided that such expenses are approved in advance by the Company.

10.No Disparagement.  Employee represents, warrants and agrees that on or after the Termination Date Employee has not disparaged or made derogatory or negative comments, nor will Employee at any time in the future disparage or make derogatory or negative comments, to any third party (including but not limited to employees of the Company) concerning the

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Releasees, or any of them, at any time.  Nothing in this Section shall preclude Employee from testifying truthfully in any deposition or judicial or administrative proceeding.

11.Return of Property.  By signing below, Employee represents and warrants that Employee has returned to the Company all of the Company’s property, documents (hard copy or electronic files) and information prior to signing this Agreement and that Employee has not, nor will Employee, copy or transfer any Company information, nor will Employee maintain any Company information, after the Termination Date.

12.Assignment.  The Company may assign this Agreement and/or any of its rights or privileges hereunder, in one or more assignments, and this Agreement shall inure to the benefit of all such successors and assigns.

13.Governing Law.  This Agreement shall be governed by the laws of the State of Maryland as applied to agreements made and wholly to be performed in State of Maryland.

14.Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to its subject matter, superseding all prior agreements and understandings, written or oral, with respect to its subject matter; provided, however that this agreement shall not be deemed to supersede the Company’s Code of Conduct and/or any agreements between the Company and Employee with respect to the protection of the Company’s confidential, proprietary and/or trade secret information all of which survives. This Agreement may not be amended or modified, nor any provision hereof waived, other than by a writing signed by Employee and an authorized representative of the Company.

15.Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

16.Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EMPLOYEE:

Name:	Muhammad Nazir Khan Ibney Rostom

Date:

RLJ ENTERTAINMENT, INC.

By:
Name:
Title:

Date:

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